Exhibit 99.1

FOR IMMEDIATE RELEASE

November 3, 2009

Patient Portal Technologies, Inc. Announces Third Quarter 2009 Financial Results

Baldwinsville, NY, November 3, 2009 - Patient Portal Technologies, Inc. (OTCBB: PPRG) (Patient Portal) announced today financial results for the quarter and nine month period ended September 30, 2009.

NINE MONTH PERIOD

Net revenues for the nine months ended September 30, 2009 were $12.4 million representing a decrease of $792 thousand over the comparable period revenue of $ 13.2 million for 2008. Revenue from Patient Services was a record $7.6 million, representing an increase of approximately $1.5 million or 24% over the comparable period revenue of $6.1 million. This increase was a result of revenue from both new services and new customer relationships.

The net loss, before debt retirement charges, for the nine month period of 2009 was approximately $ 1. 4 million compared to a $1.5 million loss for the comparable period of 2008 for an improvement of 6.7%. When adding the debt retirement charges, the net loss for the nine month period of 2009 was approximately $4.0 million compared to a loss of approximately $1.5 million for the same period in 2008.

Revenue from equipment sales was $4.8 million for the nine month period, down from $ 7.0 million for the comparable period of 2008. The decrease in equipment revenue is attributable to a general slowdown in the first half of the year in hospital capital expenditures.

THREE MONTH PERIOD

Net revenues for the quarter ended September 30, 2009 were $4.37 million representing a five percent increase over the second quarter 2009 results and a minor decrease of over the comparable period revenue of $4.42 million for 2008. Revenue from Patient Services was $2.6 million, representing an increase of approximately $.380 million or 17% over the comparable period revenue of $2.22 million. This increase was a result of revenue from both new services and new customer relationships. Revenue from equipment sales was $1.8 million down from $2.2 million for the comparable period of 2008.

The net operating loss for the third quarter was $260,000 compared to a net operating loss of $307,000 for the third quarter of 2008.

EBITDA (Before debt restructuring expenses)

Subtracting interest, taxes, depreciation and amortization from the Company’s net loss results in and EBITDA measurement. Management utilizes the EBITDA measurement as it reflects the Company’s operating performance before these deductions which can mask true performance due to the nature of previous acquisitions and debt transactions.  We believe that this information is useful for investors to fully understand the entire operating performance of the business.

Starting with the Company’s current nine month net operating loss of $4.0 million and adding back the debt restructuring charge of $2.5 million as well as interest, taxes, depreciation and amortization of $2.3 million results in EBITDA of approximately $845 thousand for 2009 compared to approximately $863 thousand for the same period of 2008.

Starting with the Company’s current three month net operating loss of $ 260 thousand and adding back interest, taxes, depreciation and amortization of $661 thousand results in EBITDA of approximately $ 401 thousand for 2009 compared to approximately $ 453 thousand for the same period of 2008.

OVERRALL

Business activity and acceptance of new products, HealthCast, Quick Pulse Surveys and our other information based services continues to be strong into the fourth quarter.  Sales from equipment are also trending stronger than the first six months of the year. The Company continues to improve its internal business processes utilizing its technology and anticipates profit to continue to grow throughout the remainder of 2009 and into 2010. Company CEO, Kevin Kelly commented, “We are pleased with the demand for our new patient based services as well as the continued improvements being made in our internal operating systems.” He added, “Our unique approach to delivering and servicing our customers’ needs is resulting in a building demand for our services. We believe that growth in service revenue and profits will continue into 2010 and we continue to be confident in our ability to gain market share in this area.”

Patient Portal Technologies, Inc. assists hospitals in increasing financial performance by providing services that improve and enhance the patients experience before, during and after their hospital stay. The company provides its products and solutions to hospitals and healthcare facilities throughout the entire United States

To view the website and obtain Company information go to http://www.patientportal.com.

Patient Portal Investor Relations Contact:

          Vanessa Loysen
          Patient Portal Investor Relations
          (315) 638-6708